                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                      VANGUARD/WELLESLEY INCOME FUND, INC.

1. AVERAGE ANNUAL TOTAL RETURN (As of December 31, 1997)

    P (1 + T)n = ERV

  Where:              P = a hypothetical initial payment of $1,000

                      T = average annual total return

                      N = number of years

                    ERV = ending redeemable value at the end of the period

EXAMPLE:
--------
ONE YEAR
--------
   P      =     $1,000
   T      =     +20.19%
   N      =     1 yr.
 ERV      =     $1,201.90

 FIVE YEAR
 ---------

   P      =     $1,000
   T      =     +13.18%
   N      =     5 yrs.
 ERV      =     $1,857.45

 TEN YEAR
 --------

   P      =     $1,000
   T      =     +13.34%
   N      =     10 yrs.
 ERV      =     $3,498.28

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2. YIELD (30 Days Ended December 31, 1997)

               a - b
    Yield = 2[(----- + 1)/6/ - 1]
               c X d

  Where:      a = dividends and interest paid during the period

              b = expense dollars during the period (net of reimbursements)

              c = the average daily number of shares outstanding during the period

              d = the maximum offering price per share on the last day of the period

  Example     a = $35,178,931.59
              b = $1,557,319.26
              c = 351,286,376.63
              d = $21.86
          Yield = 5.31%